Exhibit 99.1

TENFOLD CORP

February 01, 2005

3:30 p.m. CST

Coordinator	Hello and welcome to the TenFold Corporation Q4 Earnings teleconference. At the request of TenFold Corporation, this conference is being recorded for instant replay purposes. As a reminder, following today’s presentation, we will be conducting a question and answer session.

At this time, I’d like to turn the conference over to Mr. Rob Hughes, Senior Vice President and Chief Accounting Officer. Sir, you may begin.

R. Hughes	Thank you. Good afternoon and welcome to TenFold’s conference call. I’m Robert Hughes, TenFold’s Senior Vice President and Chief Accounting Officer. With me today from TenFold is Dr. Nancy Harvey, our President, Chief Executive Officer and CFO and also, Jeffrey Walker, our Founder, Chairman and Chief Technology Officer.

This afternoon, we issued a press release highlighting aspects of our fourth quarter and 2004 results. You can find the press release posted on our Web site and other financial sites, like Yahoo Finance and msn.com. On today’s call, Nancy will review our results and take questions.

As we share information today, to help you better understand our business, it’s important to note that we will make statements in the course of this conference call that state our intentions, hopes, beliefs, expectations, or predictions of the future. These constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act, and TenFold’s actual results could differ materially from those projected in these forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents that we file with the SEC, including but not limited to our most recent reports on Form 10-K, 10-Q and 8-K. We expect to file our 2004 Form 10-K later this month, once our auditors have completed their final review.

With that introductory business out of the way, let me turn the call over to Nancy.

Dr. Harvey	Thanks, Rob. Thanks to all of you for taking the time to join us this afternoon. We’ve completed an important and a challenging year, navigating the transition from a services company to a software product company. As we’ll discuss during the call, we are pleased with the progress we made during the fourth quarter and over the course of the year. Nevertheless, we have a lot of work to do and we face significant challenges.

We are a small company broadcasting the existence today of profound software innovation to a skeptical corporate world. With our breakthrough EnterpriseTenFold technology, our customers have built enterprise applications at least ten times faster with higher quality and at a fraction of the cost that they could with any other technology on the planet today.

Over the last year, not one, but three prestigious TenFold customers implemented mission-critical, TenFold-powered applications and successfully rolled them into robust production.

JP Morgan Chase’s multibillion-dollar global securities lending business now depends on a TenFold application for all its lending. Vertex, the largest utility billing and customer management company in the U.K., has millions of consumers and commercial customers, who depend on a TenFold-powered application for monthly bills, call center support and much more. Cedars-Sinai Medical Center relies on its patient care expert application to check people in and out of their facilities and to manage their patients.

This knowledge inspires us. At the same time, it illustrates just how vast the gap is between what we know to be the proven value proposition of TenFold technology and the general IT community’s understanding that such a powerful software technology could even exist. In private, most IT and business professionals admit that the IT landscape is littered with failed application development projects. In fact, these IT projects are more likely to fail than to succeed.

What irony that the FBI couldn’t keep its recent project failure fiasco a secret. Coming on the heels of General Motor’s failure to complete its global supply chain projects and McDonald’s global automation problems, from all corners of industry, pundits are advising that businesses and government have no business trying to build the applications they need today because building applications appears too risky to even try. It has gotten so bad, that businesses are being advised that if they can’t find the shrink-wrap solution to their application needs, they should change their business to match the available software.

It’s pretty obvious why these vague application development projects fail. It just plain isn’t realistically possible to program them from scratch. Programming has been around 40 years. It’s IBM’s great legacy that launched the information age. It’s remarkable that it has lasted so long, but there should be no surprise that 20th century programming isn’t powerful enough to build 21st century applications.

Don’t blame the FBI or Ford, or McDonald’s or SAIC for any of these failures. If you have to blame someone, blame IBM for inventing the programming process and then dogmatically continuing to stick with it in the face of obvious facts, figures and lessons that it doesn’t work. TenFold sells the only technology on the globe powerful enough to solve the problem that is slowly choking business innovation and progress globally.

EnterpriseTenFold is nearly zero-defect technology that predictably renders far higher quality applications than you could ever hope to otherwise build. This isn’t toy technology; it’s a software equivalent of big iron, top of class, proven, production worthy. We are slowly building awareness and customer momentum by executing on a comprehensive sales and marketing plan to drive TenFold to the tipping point. We intend to build a high growth, highly profitable 21st century software technology company that enables businesses and government to get the applications they need. But first, we must make people enough aware of TenFold and interested in giving TenFold technology a try.

During Q4, we continued many strategic marketing and sales investments to help move us towards the tipping point. We expect these investments to take time to fully mature. However, as we share performance data and insights on Q4, we are encouraged by signs that our focused continuing investments in building awareness and launching marketing and sales are beginning to deliver results. We’re increasingly confident that our business strategy is working, that we are gaining momentum quarter by quarter and that we are on target to achieve our long-term goals.

First, I want to address our numbers. We reported Q4 revenues of $1.8 million, an operating loss of $1.4 million and a net loss of just under a million dollars. For calendar year 2004, we reported revenue of $17.6 million, operating income of $2.8 million, and a net income of $3.4 million.

We had a unique large transaction in Q2 that enabled TenFold to recognize substantial deferred revenues from our prior successful applications development project at Cedars and contributed to a profitable year, just as we led you to expect during the year.

TenFold’s net cash outflow for Q4 was $1.8 million, slightly less than the Q3 burn of $2.1 million. We ended the year with $5.2 million of cash. We expect our auditors to express a going-concern opinion on our 2004 financial statements, since our cash would be exhausted over a few quarters at this burn rate. We fully appreciate that we must generate cash from operations, business transactions and/our capital raising to ensure sufficient liquidity for the coming year and to support our growth. We intend to do so.

As we continue the transition to a software product company, we are focused on returning to positive operating cash flow by selling new, larger license deals with current customers who have experienced TenFold’s value proposition. We expect to report modest operating losses and cash burn, as we continue to invest in sales and marketing and build license-driven revenue streams. We expect quarterly profitability and positive cash flow by Q3 or sooner, depending upon the ramp of larger license deals.

We are actively exploring potential business partnerships, such as distribution partnerships, as well as possible financings, to ensure that TenFold has access to adequate capital to successfully complete its transition to a software product company, even if cash flows from operations do not strengthen adequately soon enough.

However, let me be clear. We keenly track cash flow; we manage day-to-day operations carefully and we work hard to understand the implications of each of our business decisions and we believe we are ready, willing and able to deal with those implications.

Now, let me share with you some of the signs we see of momentum growing and moving us towards realizing visions of 21st century applications and TenFold’s destiny as the prime mover towards that vision.

During 2004, we made progress on each of our three principle initiatives, winning the race against time, achieving the tipping point and igniting our sales engine. We are in a race against time. Our goal in this race is to ensure that TenFold has processes and resources to productively manage and absorb future high growth. Over the years, we substantially increased our operational discipline, processes and tracking. We used our own technology to build highly customized, original, powerful core applications, ContactManager, and CustomerManager that helps us manage our business better, while managing our leads and customers.

TenFold Support cracked the code of growth and profitability with a unique new service we call SpeedPro. SpeedPro provides access to expert consultants for short duration projects. SpeedPro strengthens customer allegiance and simultaneously generates incremental revenues and contribution in TenFold Support. Although, our SpeedPro numbers are small, every customer who bought a SpeedPro service in 2004 came back for more. TenFold University continued to update its curriculum and offer new training materials and classes to accelerate customer adoption of our technology.

In the fourth quarter, we released our most important technology to date, EnterpriseTenFold MarketForce. We named this release

MarketForce because it showcases like never before, the extraordinary benefits of TenFold technology. It is powerful technology designed to deliver power to sales and marketing. We established business processes that are critical to achieving high growth. We made software licensing easy, fast, accurate and auditable, improving our ability to comply with the new requirements, such as Sarbanes-Oxley. We created commission plans, quotas and accelerators. We developed a sales training program to bring new sales professionals up-to-speed and a sales bag and sales kit containing hard copy and electronic versions of all materials a sales executive needs to sell.

Our second key 2004 initiative was to spread information about TenFold technology and reach the market awareness tipping point that launches TenFold as a high growth software product company. We made our free Tsunami products the cornerstone of our tipping point strategy. With Tsunami, an interested person can install TenFold technology over the Internet and by following a script, build a complete enterprise scale, customer relationship management or HR applications in just a few hours with no prior training.

Tsunami gives us a way to introduce people to TenFold technology, lets them understand our new metaphor for applications development and demonstrates our speed, quality and power benefits in just a few hours. Our Tsunami technology continues to offer a simple, powerful way for prospects to realize for themselves that what TenFold has is real. Tsunami demonstrated that we could put TenFold technology in the hands of interested people globally fast and easily at essentially no cost of sales or distribution to TenFold.

During 2004, we launched multifaceted integrated marketing, including e-mail, direct mail, telemarketing, and some limited advertising in conjunction with TenFold seminars. During Q4, we hosted 17 TenFold seminars in the San Francisco Bay area, Seattle, New York City, Chicago, Dallas, Boston, Toronto, and London.

We track the progress of our marketing program by monitoring lead generation. In 2004, marketing generated over 3,500 leads.

Lastly, on the public relations front after a slow start, we began to use and see the benefit of PR. TenFold technology was covered in widely read online industry publications, including Peter Coffee’s e-Week column, Computerworld Canada, Software Reseller News, ADT mag.com and PC Week.

We continue to tune our marketing and sales engine. As a company, we’ve mobilized our entire organization around sales and capturing learnings from customer interactions. We’ve established processes and taught practices to ensure that our customer-facing teams quickly, easily and concisely communicate amongst themselves and with our prospects and customers, as we penetrate and then radiate within an account. Slowly, methodically, we are building a continuously improving sales engine. Our sales model has relied on small proof of concept projects that come in under the radar, as a way of offering customers a low-risk way to test and verify are audacious-to-them, but proven-to-us proposition.

These initial small services and license deals, we call them penetrate deals, are a foot in the door. We expect to build on successes of these first deals to radiate into additional, larger licenses and services. Our tactical sales strategy “penetrate” and “radiate” is gaining momentum.

Our direct sales and telesales professionals signed more new customers in Q4 than any quarter in TenFold’s history. While the numbers are still small, we observed that half of the new accounts that we penetrated during the first three quarters of the year with proof of concept projects brought further licenses and services and are active customers.

All of our penetrate projects were successful technologically. Not all were successful politically. We’re learning from all projects, how to present our technology, value propositions and services better. Additionally, on a qualitative note, we find that we are being more successful penetrating new accounts, which could ultimately be interested in large deployment licenses. Our new customers in Q4 included CIBT, the main processor of visas; IRI, the owner of much of the consumer products databases, and Disney.

Our prospects and customers represent diverse industries in which TenFold technology can add value, banking, utilities, healthcare, medical devices, biotechnology, manufacturing, software, communications, among others.

We’ve made adjustments to our sales organizations and today have six direct sales professionals and two part-time telesales professionals. During 2004, we continue to leverage other distribution channels to accelerate and broaden distribution.

Our largest partners, Sapient and Perot successfully implemented and rolled into production, massive, mission-critical applications in the utility and outsource sectors. Unfortunately, in spite of these successes, we don’t observe that they appear to be introducing TenFold into additional accounts, a sign we see as continued friction between their full billability long project operating models and our ten times faster value proposition.

On the VAR front, our financial services sector VAR. Redi2 Technologies, which sells the TenFold-powered Redi2 Revenue Manager application secured the financial giant, Mellon, as a customer. Also, one of our U.K. customers, Vertex, won an industry award for their TenFold-powered application named Alto and has established a North American sales organization to actively promote Alto in the U.S. Obviously, we cannot forecast how successful our VARs and other partners will be, and to date, their activities are modest, but we are pleased to observe that they appear to be gaining traction because their growth will contribute to ours.

Before I turn to closing remarks, Jeff, could I ask you as TenFold founder, are you willing to share to provide your perspective on our lead generation and quality and on how TenFold is doing in some of our new accounts.

J. Walker	Thank you, Nancy. I should mention for everybody that Nancy is recovering from a bad case of laryngitis. It should be obvious to you that she hasn’t totally recovered and several people in the room offered to read her prepared remarks for her, but she declined.

But with regard to our seminars, we had an aggressive seminar program in Q4, following a pretty good seminar program in Q3, where we piloted TenFold seminars. We’re just about to put on our Web site or, perhaps, we already have, the schedule for the next three months of seminar; and we see TenFold seminars as a primary lead generator for us and as an opportunity to move leads, improve the sales cycle quicker because they attend a focused one to two-hour selling session.

We had our first seminar already this year in Salt Lake City. I presented at that seminar. I’m always delighted when we have 25 or 30 people at a seminar. We had a room for 50. We kept bringing in chairs, rearranging the chairs and ultimately had well over a 100 people attend that seminar. That was two weeks ago and we have had a number of follow-up calls with a variety of people who attended that seminar. It seems like we’ve gotten the year off to a good start with a whole bunch of leads that are quite active in our pipeline.

Nancy asked me to make a couple of comments about some of our new customers. She mentioned several by name. CIBT is a company that handles the business end of obtaining visas for travelers around the U.S. who want to visit countries that require an entry visa. Obtaining a visa is a complex process. You may not realize it because you probably just ask your travel agents to take care of it for you. But the only way you can get a visa into countries that require a visa is to have somebody at the embassy for that country in Washington D.C. stamp a piece of paper that says you’re allowed to visit.

So it’s a complex process that your travel agent goes through to go through a third-party, our customer CIBT, who has the staffing and the software systems to track and manage visas, make sure that they get delivered in person to an embassy, while somebody waits while they get stamped and then make sure that the paper finds its way back to your travel agent and to you. We’re building the next generation application for that company to manage that process. We have a team in place and working away with our customers.

Another recent customer of TenFold is a company called IRI. They are a private company, not particularly a small company, just private. They dominate a very interesting business. They’re the number one player in the business of selling retail data. So retail stores all around the world capture data through a point of sales equipment; and IRI has the lock on consolidating that data and then reselling it to people who want to analyze their business, like Procter & Gamble. IRI is the leading player in their market, as AC Nielsen is the leading player in similar data related to doing a television show.

We are helping IRI plan a retooling all of their legacy applications. Their legacy applications ultimately result in the sale and delivery of well over 50,000 data-marts a month to companies like Procter & Gamble and other retailers. IRI perceives that if they can successfully retool those legacy systems, they will cut the cost of delivering their service dramatically and will increase the number of products that they can offer, increase their dominance of the market to forestall competition and dramatically increase their profitability.

Dr. Harvey	What I will do is, I’ll continue here and then we’ll take questions. So in closing, where is TenFold today? We have a proven, powerful, disruptive software technology that is desperately needed to enable businesses and government to get the 21st century applications they need. We have flagship customers, like JP Morgan Chase, Vertex, Cedars-Sinai Medical Center with mission-critical applications and robust quiet production. We have a complete portfolio of services to complement our technology. And although the numbers are still small, we closed a record number of new accounts in Q4, including some with large corporations whose application development needs, as Jeff just alluded to, are great.

We have a proven penetrate and radiate sales model, active lead generation and a promising pipeline. We see quarterly profitability and positive cash flow on the horizon by Q3 or sooner.

We are bullish on TenFold. Our management, our staff and our customers recognize the absolutely unique and breakthrough value proposition. Our competition, like Microsoft and IBM, continue to flog programming-intensive applications development models. In our penetrate projects, we repeatedly do in a week or two, what .NET or J2EE teams struggle to do well in a year.

At TenFold, we are optimistic that the curtain is about to lift on the secret that revolutionary application development and technology exists. That it is at least an order of magnitude and more powerful than any other technology in use today. We believe that EnterpriseTenFold is the next big thing. It makes traditional requirements gathering unnecessary and programming obsolete. It enables businesses, like JP Morgan Chase, to build the applications they really need without compromising their expectations. We believe that TenFold technology will catalyze the wholesale replacement of legacy systems and a complete retooling of the applications that power enterprises around the world today.

Speaking for my management team, I want all our investors to know that we’re intensely focused on realizing Jeff’s vision of 21st century applications and TenFold’s destiny as the prime mover towards that vision. We are inspired by our technology, our customers’ successes and the signs that our marketing and sales initiatives are gaining traction.

We know where we are taking TenFold. We are confidently and methodically pursuing our destiny. We appreciate the continued support and enthusiasm of those customers and shareholders whose confidence in our technology and people inspires us.

Thank you for taking the time today. We’ll be pleased to answer questions.

Coordinator	We do have our first question coming from Patrick Kennedy from Kenco Investment.

P. Kennedy	Good afternoon. I had two questions. The first, I wanted to pose to Nancy, however, she did a very eloquent job. The question was what would you say to a long-term investor that would inspire him or her to stay the course. I think she covered that quite well.

Dr. Harvey	Thank you.

P. Kennedy	I’m not going to make you speak anymore. You did quite well. My next question will ask Jeff and that is, please comment on the ongoing consolidation in the enterprise software industry i.e. Oracle, PeopleSoft, IBM, Rational and how that affects TenFold’s efforts.

J. Walker	Thank you, Patrick. I appreciate your two questions. I’ll start with number two, but I may wander off to number one also because I have a few things to say about that. Our industry is in a cul-de-sac. It’s like trying to go some place and make progress, but you get stuck where you have a dead end, you have to back up and take a different approach.

Large customers out there are being told that the only way to get a new application is to get a package. At the end of 1990s, the package vendors had a bonanza of two years because customers were appropriately terrified by Y2K and they had to replace some applications. They started buying ERP systems and a variety of other systems to replace those applications.

Once that requirement, that calendar-based requirement to replace applications ended, the incentive for customers to replace applications has declined. They already have applications that they’re not happy with. Why would they go out and buy a package that doesn’t exactly meet their needs and replace something they’re not happy with, with something they won’t be happy with when they get it done? So growth in the software companies that are selling packages has shut down.

So a large company, like Oracle, that wants to continue to grow, has to look for other ways to grow. They have a large capital base and they can use their capital and the power of their stock to acquire companies and grow through acquisition. That’s what you’re seeing.

So we see it as a reflection of the fact that the customers are tiring of buying packages that don’t fit their needs. The traditional software companies are having trouble innovating, building the next to biggest thing. We see an incredible increasing pent-up demand by companies to find a way to replace their systems.

Nancy didn’t talk about it, but something that’s going on in the broader financial community is the whole implication in this financial reporting period and as it will play out over the year with Sarbanes-Oxley. Sarbanes-Oxley places an incredible responsibility on the shoulders of the executives who manage every public company. It places the responsibility for them to have very detailed comprehension of understanding of their business and personally vouch for their financial reporting. No one can possibly review thousands or hundreds of thousands or millions of transactions. So it takes computer systems to provide the data for executives to actually be able to do that, and those computer systems don’t exist, yet another reason why companies are going to start throwing out, I guess, these systems and replacing them with another system.

Now, with regard to your first question, which was what’s the promise to a long-term investor, Nancy said it very well. The next big thing in technology is the wholesale replacement around the world of the legacy systems that power commerce. It is inevitable that these systems will have to be replaced. Companies want to replace the systems, they just do not know how.

The FBI needs a new system for managing their activities that will let them identify and capture terrorists and be more efficient in the prosecution of their duties. They spent hundreds and millions of dollars trying to get a system and failed. They still need the system. We’re going to have to find a way to get this system. The next big thing is when all these systems start getting replaced and TenFold has the only technology around that can facilitate that. Go ahead, Patrick.

P. Kennedy	That’s a wonderful answer. That’s why I’m on board. But you know, our money has been flat for so long. I just needed to hear it again. Thank you.

J. Walker	Thank you, Patrick.

Coordinator	Our next question comes from Mark Rosenblatt with the Rational Wave.

M. Rosenblatt	Hello, there. I didn’t hear the whole call. Did you give any kind of guidance or expectations for next quarter or next year?

Dr. Harvey	I gave general guidance that we expect to move to quarterly profitability and cash flow by Q3 or sooner.

M. Rosenblatt	Okay. What about revenues for next quarter?

Dr. Harvey	I gave no specific guidance on revenues.

M. Rosenblatt	Can you talk about how much license revenue you guys recognized in the quarter?

R. Hughes	We had $66,000 in license revenue in the quarter ended December.

Dr. Harvey	It’s important to note, of course, that there are two components to recognizing license revenue, the licenses that are small we are recognizing immediately and in full. We would expect as we begin to sell larger license deals, we would not recognize those in their entirety in the quarter in which we close the deal. So as we look forward, I said on the call and I don’t want to mislead you, we expect to sell larger deals going forward, as we radiate in to accounts and those license transactions are unlikely to be reflected in their entirety in revenue in the quarter, in which they are accomplished.

So we penetrate initially with small T&M projects. We saw initial small development and deployment licenses. We recognize those in full in the quarter in which we sell them. Going forward, we expect to recognize larger licenses over longer timeframes.

M. Rosenblatt	You had new three customers you talked about, IRI, something that sounded like CIBC, is that what said and one more?

Dr. Harvey	I’m so sorry, I really have lost my voice, CIBT.

M. Rosenblatt	CIBT, okay. And then, Disney, did those—

Dr. Harvey	To be clear, we had many new customers in Q4. We had more new customers than we had in any other quarter in history. Three of those customers included companies whose names are—I would say, if not household names, they’re at least recognizable to people in business as large commercially viable enterprises, like Disney.

M. Rosenblatt	How many total customers did you receive revenues from Q4, or rather did you bill in Q4 that you recognized revenues?

Dr. Harvey	We have not discussed that. We haven’t disclosed that.

M. Rosenblatt	Did you recognize revenues from these three customers?

Dr. Harvey	Yes. Absolutely. Sorry, we closed CIBT in Q4. We’re doing the project now. I stand corrected. We closed IRI in Q4 and did work in Q4. We closed Disney in Q4 and did work in Q4.

M. Rosenblatt	You recognized all the license for, say, the other two; or will you deliver some of it in—is there a services component to this, let me ask it that way.

Dr. Harvey	At the risk of being redundant, let me try to say this more clearly. When we penetrate a new account, the initial account transactions in our sales model, our penetrate model, is primarily a services model. We do what we call Version One or a QuickHit project, where we build proof of concept of a week or two duration, maybe a little bit shorter than that, to demonstrate the value of TenFold’s technology. The exception to that is CIBT, which contracted with TenFold to have TenFold build for them, this important visa application and we’re in the process of doing that in this quarter.

Almost all of our initial bookings in an account are primarily services-focused. They include training for the customer, individuals of the customer who joined our teams as they build out proof of concept projects. Subsequent to that, we look to sell development licenses and support and deployment licenses and support. Is that clear, Mark?

M. Rosenblatt	Was any of the license revenue deployment licenses?

Dr. Harvey	In Q4?

M. Rosenblatt	Yes.

Dr. Harvey	I would assume—I don’t know off top of mind. I would assume there was a small deployment license in there someplace, but I don’t have it on top of mind.

M. Rosenblatt	Can you talk about—you had $1.5 million of revenue? What was the other $1,444,000?

Dr. Harvey	I’m not sure what you said by $1.5 million, but we recorded revenue of about $1.8 million for the quarter, and that revenue was principally services revenue, and that services revenue is comprised of consulting services. We provide time and materials consulting services to customers, like JP Morgan Chase, where we assist them in gaining self-efficiency as they take their applications into full production. We also sell such consulting services as we do these new projects with customers, these projects that we call “penetrate projects.” Services also includes TenFold support. And for all the licenses that we’ve sold in the past and the licenses we continue to sell today for both development and deployment, we charge on an annual basis 20% of the initial license as a services support charge.

M. Rosenblatt	How much of the $1.75 million is support versus services?

Dr. Harvey	The services component is TenFold Consulting, TenFold Support, and also TenFold University, which is our revenues derived from training, and we do not put those numbers out in these P&Ls.

M. Rosenblatt	So you don’t want to split out how much of that is from maintenance?

Dr. Harvey	We will release later this month, our 10-K, once our auditors have fully reviewed it. In our 10-K, we’ll include visibility at that level of granularity.

M. Rosenblatt	Will it include that on a quarterly basis?

Dr. Harvey	The 10-K will have it on an annual basis.

M. Rosenblatt	Because your business has changed somewhat over the past year, it’d be very helpful to have it on a quarterly basis, just so we can get a sense of where is the money coming from.

Dr. Harvey	I agree. Yes.

M. Rosenblatt	Will you do that, then?

Dr. Harvey	I’m not going to change the 10-K at this point. I’m going to do my damnest to get it out by the end of the month.

M. Rosenblatt	Could you tell us what that is at that time if we call up or something? Like, I’d love to keep being a shareholder, I want to keep being a shareholder, but I need some visibility into the progress of the business. Honestly, I’m tired of listening for the half hour speech before you get to the what do you actually have to say. Just go to what you have to say because we’ve all heard the speech.

Dr. Harvey	I’ll tell you what, we will take your advice under consideration and take your advice under consideration by discussing with our auditors and others.

M. Rosenblatt	Okay. I’ll come back. Someone else can ask a question, if anyone else wants to talk.

Coordinator	We do have a question coming from David—excuse me for the interruption. I’d like to turn the call over to Dr. Nancy Harvey for closing remarks.

Dr. Harvey	I’m sorry. Was there another question?

Coordinator	Yes, ma’am. Did you want to take the other question?

Dr. Harvey	I have no objection to taking one more question.

Coordinator	We do have a question coming from David Weinberg from Robin Capital. David Weinberg, your line is open, sir.

D. Weinberg	Yes. Thank you. I was wondering if you could talk about 10% customers in the quarter, as far as who they were and what percentage they were. I presume JP Morgan would have been one of them.

Dr. Harvey	I’m sorry. I think I didn’t understand the question. What do you mean by—what was the—can you repeat the question? Oh, the large, major customers. That detail will be in the 10-K, but then, again, at the risk of not appearing to be evasive here, our largest customers continue to be our largest customers. So JP Morgan Chase and Vertex continue to be our largest customers, but all that detail will be spelled out in the 10-K.

D. Weinberg	Are you able to tell us what percent of revenue JP Morgan was this quarter as you normally do on a quarterly basis?

Dr. Harvey	I don’t have that data in front of me, but I will be delighted to provide that later, or actually, at the time we release the 10-K, so that we provide it to everyone at the same time.

D. Weinberg	Okay. It’s a bit surprising that a month after the quarter close, you wouldn’t know how much revenue you got from your largest customer, but let me ask this. In prior SEC filings, you had mentioned that you were expecting revenues from JP Morgan to, your time and materials revenues from them to end in Q4, which means that the revenues from JP Morgan that you do on a consultant basis would be over and not continuing now into Q1 in 2005. Is that still the case?

Dr. Harvey	No. Thank you for the clarity with which you asked that question. We advised earlier that JP Morgan Chase was moving towards self-sufficiency and was seeking to eventually become able to manage its own global lending application sufficiently on its own. As we moved them towards self-sufficiency, we have been able to reduce or we reduced over a period of time, the number of consultants we had advising Chase.

But actually, we continue in this quarter in a vibrant way, providing them with on-site consulting and training, so that they can augment those skills with their own team and increase their competency and garner the benefits of this application. So we continue to provide substantial consulting and training services to JP Morgan Chase.

D. Weinberg	Would one expect that in 2005, the quarterly revenues that we’re seeing from JP Morgan to be substantially down from what we would have seen in December and the September quarter?

Dr. Harvey	What I would hope and expect is that we will enable the team that is managing the global lending application to become productively self-sufficient using TenFold’s technology. As they develop that confidence and competency using our technology, that we will radiate into JP Morgan Chase and find other opportunities for selling technology to help them build out other applications, and, therefore, take on new projects within the Chase environment. Does that answer your question?

D. Weinberg	Of course, every business wants to expand their business they’re doing with customers. JP Morgan is not a new customer. They’re a customer you’ve been doing business with for over four years. I was just focusing on what you were saying in your SEC filing. Let me just put it this way: is the plan still that JP Morgan’s goal is to get towards self-sufficiency and still planning on trying to end time and material services with TenFold on this specific lending application that they have built?

Dr. Harvey	Yes. They would seek to become fully independent on that specific application. But it’s a very powerful technology and very important application to them, and so they have continued to seek our services as they’ve augmented their capabilities in-house.

D. Weinberg	Okay. Thank you very much.

Dr. Harvey	Thank you. I think, actually, at this point, we are about out of time, and we appreciate very much, the time and attention and questions today and look forward to releasing the 10-K. We’ll take under consideration that question was raised earlier with respect to providing better visibility into some of the data, and we look forward to speaking with you again next quarter. Thank you.

Coordinator	Thank you, everyone, for joining today’s conference call. Have a good afternoon. You may disconnect your lines at this time.